Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan of Veracyte, Inc. of our report dated March 24, 2015, with respect to the financial statements of Veracyte, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California

March 30, 2015